U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

                          (Check One):

[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR
For Period Ended:   March 31, 1998

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended:


Read Attached Instruction Sheet Before Preparing Form.  Please
Print or Type.

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                           N/A
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Part I - Registrant Information

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     Full Name of Registrant: Environmental Technologies Corp.
     Former Name if Applicable:  N/A

     Address of Principal Executive Office (Street and Number)

            550 James Street, Lakewood, New Jersey  08701
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                           (City, State and Zip Code)

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.


     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The   accountant's   statement  or  other  exhibit  required  by  Rule
12(b)-25(c) has been attached if applicable.

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PART III - Narrative

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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Company has been unable to complete certain accounting procedures necessary for it to complete its financial statements for the quarter ended March 31, 1998. The Company expects to complete the financial statements and file its quarterly report on Form 10Q on or before May 20, 1998.


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Part IV - Other Information

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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification:


W. Raymond Felton, Esq.,
 c/o Greenbaum Rowe Smith Ravin Davis & Himmel LLP  (732) 549-5600
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                (Name)                              (Area Code) (Telephone No.)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                        Environmental Technologies Corp.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: May 15, 1998            By: /s/ David Keener
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                                   David Keener,
                                   Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.
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